Exhibit  10.7

EMPLOYMENT AGREEMENT

AGREEMENT made as of the __ day of ______, 20__ between FRIENDFINDER NETWORKS INC., a Nevada corporation (the “Company”) having an office at 6800 Broken Sound Parkway, Boca Raton, Florida 33487 and MARC H. BELL (the “Executive”).

WHEREAS, the Company desires to employ the Executive and the Executive desires to accept such employment by the Company on the terms and subject to the conditions hereinafter set forth.

NOW THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows:

1.

Employment.  The Company hereby employs the Executive, and the Executive hereby accepts such employment by the Company, upon the terms and conditions set forth below.

2.

Term.  Subject to the provisions for termination herein provided, the employment of the Executive shall commence as of the date of this Agreement and shall continue for a term of five (5) years (the “Term”).

3.

Duties and Responsibilities.

3.1

During the Term, the Executive shall have the position of Chief Executive Officer and President of the Company and in connection therewith, the Executive shall perform such executive duties and responsibilities commonly incident to such office as may be assigned to him from time to time by or under the authority of the Board of Directors of the Company (the “Board”), and, in the absence of such assignment, such duties customary to such offices as are necessary to the operations of the Company.

3.2

The Executive’s employment by the Company shall be full-time, and during the Term, the Executive agrees that he will devote his business time and attention, his best efforts, and all of his skill and ability to promote the interests of the Company.  Notwithstanding the foregoing, the Executive shall be permitted to devote up to twenty percent (20%) of his business time to such other business activities that the Executive desires, engage in charitable and civic activities and manage his personal passive investments; provided, however, that such activities (individually or collectively) (a) do not interfere with the performance of his duties or responsibilities under this Agreement and (b) do not injure the reputation, business or business relationships of the Company or any of its affiliates as determined by the Company in good faith.

3.3

The Executive’s services shall be substantially performed at the Company’s offices in Boca Raton, Florida, subject to necessary travel requirements of his position and duties hereunder.

3.4

Nothing contained herein shall require the Executive to follow any directive or to perform any act which would violate any laws, ordinances, regulations or rules of any governmental, regulatory or administrative body, agent or authority, any court or judicial authority, or any public, private or industry regulatory authority. The Executive shall act in accordance with all laws, ordinances, regulations or rules of any governmental, regulatory or administrative body, agent or authority, any court or judicial authority, or any public, private or industry regulatory authority.

4.

Compensation.

4.1

Base Salary.  Subject to Section 7 hereof, during the Term, the Company shall pay the Executive $1,000,000 per annum (the “Base Salary”) in accordance with the Company’s customary payroll practices as in effect from time to time.  The Base Salary may be increased in each fiscal year of the Company following the first anniversary of the date hereof (the “First Anniversary”) at the rate of ten percent (10%) of the then current Base Salary.

4.2

Bonus.  In addition to the Base Salary, the Executive will be eligible to receive a performance bonus during each year of employment with the Company during the Term of up to one hundred percent (100%) of the Base Salary. The award of each year’s performance bonus, if any, shall be based upon the following performance criteria: (a) seventy-five percent (75%) based on the Board’s objective evaluation of revenue growth, successful integration of acquisitions, EBIDTA growth and margin improvement and (b) twenty-five percent (25%) based on the Board’s subjective evaluation of the Executive’s performance.  Such determination shall be made after consultation with the Executive within sixty (60) days following the end of each Fiscal Year during the Term commencing with the Fiscal Year ended December 31, 2010.  The Executive must be employed by the Company through December 31 of the applicable Fiscal Year in order to receive a bonus with respect to such Fiscal Year.  Subject to Section 7 hereof, the Company shall pay any performance bonus payable hereunder within seventy-four (74) days following the end of the applicable Fiscal Year.  The full performance bonus that may be awarded pursuant to this Section 4.2, as it may be increased from time to time in the discretion of the Board, shall be referred to herein as the “Bonus.”

4.3

Stock Options.  The Company hereby agrees to grant to the Executive an option to purchase 83,333 shares of common stock of the Company on the date hereof and on each anniversary of the date of this Agreement during the Term (each such grant, an “Option”); provided, that, the Executive is employed by the Company on each such date.  The respective exercise price per share of each Option shall be no less than the fair market value of the underlying shares on the date the Option is granted.  If the Option is granted on or  prior to the date of the Company’s initial public offering of its common stock pursuant to an effective registration statement filed with the Securities Exchange Commission (the “IPO”), the fair market value of the Company’s common stock shall be determined in good faith by the Board in compliance with Section 409A of the Internal Revue Code of 1986, as amended (the “Code”).  If the Option is granted after the IPO, the fair market value of the Company’s common stock shall be determined based on the closing price on the trading day immediately before the grant date.  Subject to accelerated vesting provisions set forth in Section 6 herein, each Option shall vest as to twenty percent (20%) of the shares subject to such Option on the first anniversary of the grant of such Option and as to twenty percent (20%) of the shares subject to such Option on each anniversary thereafter, subject to the Executive’s continued employment with the Company on the relevant vesting dates.  In all other respects, each Option shall be subject to the terms, definitions and provisions of the Company’s 2008 Stock Option Plan, as amended from time to time, and the stock option agreement by and between the Executive and the Company (the “Option Agreement”).

4.4

Restricted Stock.  On the First Anniversary and on each anniversary thereafter during the Term, the Company shall issue to the Executive 50,000 shares of restricted stock (the “Restricted Stock”); provided, that, the Executive is employed by the Company on each such date, which stock the Executive shall not sell, transfer, assign or otherwise convey prior to the third anniversary of the date such Restricted Stock is issued.  In the event that the Executive ceases to be employed by the Company, except for termination of the Executive’s employment under Certain Circumstances or due to the Executive’s death, “disability” (as defined under the Company’s Restricted Stock Plan) or termination of the Executive’s employment upon the expiration of the Term, the Company shall have the right to repurchase any Restricted Stock issued less than three years prior to the date of such termination at a price equal to the lesser of (a) fair market value as of the date of such repurchase and (b) $0.10 per share.  The Company shall provide written notice to the Executive of its intention to exercise such repurchase right no later than five (5) days after the date of termination of employment and the repurchase of the Restricted Stock shall be consummated within ten (10) days of such notice.

For purposes of this Agreement, “Certain Circumstances” shall mean the termination of the Executive’s employment (i) by the Company Without Cause (as defined in Section 5.1); or (ii) by the Executive for Good Reason (as defined in Section 5.2); or (iii) as a result of a Change in Control (as defined in Section 6).

4.5

Share Adjustment.  All share amounts contemplated in Sections 4.3 and 4.4 are subject to appropriate adjustment in the event of a stock split, reverse stock split, merger, recapitalization and similar transactions which may take place after the date hereof.

4.6

Expenses.  The Company shall pay or reimburse the Executive for all reasonable out-of-pocket expenses incurred by the Executive, accompanied by vouchers therefore in accordance with the Company’s policies, in the course of providing management services to the Company.

4.7

Vacation.  The Executive shall be entitled to four (4) weeks of paid vacation during each calendar year, to be taken during such calendar year at times selected by the Executive, as well as paid holidays and personal days according to the Company policy in effect from time to time.

4.8

Benefits.  During the Term of this Agreement, the Executive shall be eligible to participate in each of the Company’s existing or future benefit plans, policies or arrangements maintained by the Company and made available to employees generally, as well as all such existing or future benefit plans, policies or arrangements maintained by the Company for the benefit of executives. Except as specifically provided for herein, no additional compensation under any such plan, policy or arrangement shall be deemed to modify or otherwise effect the terms of this Agreement.

5.

Termination.

5.1

Termination by the Company for Cause.  The Company may terminate the Executive’s employment and this Agreement at any time during the Term for Cause, effective immediately upon written notice to the Executive of such termination.  For purposes of this Section 5.1, “Cause” shall mean:

(a)

The Executive’s gross incompetence or willful and serious misconduct, that is injurious to the business, operations or affairs of the Company; or

(b)

The Executive’s conviction or plea of nolo contendere to any felony or a determination by the Company, following an opportunity by the Executive to appear and be heard by the Board, that the Executive is engaging in or has engaged in fraud, misappropriation, dishonesty in financial dealings or embezzlement in connection with the business, operations or affairs of the Company.

5.2

Termination by the Company Without Cause.  The Company may terminate the Executive’s employment and this Agreement without Cause upon thirty (30) days’ prior written notice to the Executive.

5.3

Termination by the Executive for Good Reason.  The Executive may terminate his employment and this Agreement for Good Reason.  A resignation for “Good Reason” shall mean a resignation by the Executive of the Executive’s employment within sixty (60) days following the occurrence of any of the following events:

(a)

Without the Executive’s written consent, a material reduction of his duties, position or responsibilities;

(b)

Without the Executive’s written consent, a significant reduction by the Company in the Base Salary or Bonus as in effect immediately prior to such reduction; or

(c)

Without the Executive’s written consent, a requirement by the Company that the Executive relocate his office to a location more than fifty (50) miles from its then-current location.

5.4

Voluntary Termination by the Executive Without Good Reason.  The Executive may voluntarily terminate his employment hereunder without Good Reason, upon not less than 180 days’ prior written notice to the Company.

5.5

Death.  The Executive’s employment and this Agreement shall automatically terminate upon the Executive’s death.

6.

Severance.

6.1

In the event of a termination of the Executive’s employment by the Company for Cause, by the Executive without Good Reason, due to the expiration of the Term or as a result of the Executive’s death, the Executive shall be entitled to (i) his Base Salary earned but unpaid through and including the date of the termination of his employment, (ii) any unpaid bonus that is earned and accrued for any completed Fiscal Year, and (iii) any benefits or payments to which the Executive is entitled under any Company plan, program, agreement, or policy (collectively, “Accrued Amounts”).

6.2

In the event the Executive’s employment is terminated as a result of a Change in Control (as defined below) as determined by the Board in its sole discretion, by the Company without Cause (which does not include termination due to expiration of the Term) or by the Executive for Good Reason during the Term, the Executive shall be entitled to the Accrued Amounts and, subject to the Executive’s signing, returning to the Company and not revoking a release of claims for the benefit of the Company, in the form provided by the Company (the “Release”), the Executive shall be entitled to receive, and the Company shall be obligated to provide, the following severance benefits; provided, that, if the Executive should fail to execute such Release within 45 days following the later of (i) the Executive’s date of termination or (ii) the date the Executive actually receives an execution copy of such Release (which shall be delivered to the Executive within five (5) calendar days following the Executive’s termination date), the Company shall not have any obligations to provide the severance payments contemplated under this Section 6.2:

(a)

Payment to the Executive of an amount equal to the lesser of (i) 2.99 times the Base Salary in the year of such termination or (ii) the amount of Base Salary owed to the Executive for the remainder of the Term, in a lump sum within sixty (60) days following the termination date;

(b)

Payment to the Executive of an amount equal to one hundred percent (100%) of the Bonus opportunity actually earned for the year prior to the year of termination, if any; this amount shall be paid in a lump sum within sixty (60) days following the termination date;

(c)

The same level of health (i.e. medical, vision and dental) coverage and benefits as in effect for the Executive on the day immediately preceding the day of termination of employment; provided, however that (i) the Executive constitutes a qualified beneficiary, as defined in Section 4980B(g)(1) of the Code; and (ii) the Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA. The Company shall continue to provide the Executive with such health coverage until the earlier of (A) the date the Executive is no longer eligible to receive continuation coverage pursuant to COBRA, or (B) twelve (12) months from the termination date; and

(d)

The vesting of the Option will accelerate on the date of termination as to that number of shares that would have become vested if the Executive had remained employed by the Company until the date twelve (12) months following the termination date.

For avoidance of doubt, the Executive shall not be entitled to any severance benefits pursuant to this Section 6.2 if his employment is terminated by the Company for Cause, by the Executive without Good Reason or due to the Executive’s death or the expiration of the Term.

For purposes of this Agreement, a “Change in Control” shall mean:  (i) the direct or indirect acquisition, whether in one or a series of transactions by any person (as such term is used in Section 13(d) and Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), or related persons (such person or persons, an “Acquirer”) constituting a group (as such term is used in Rule 13d-5 under the Exchange Act), of (A) beneficial ownership (as defined in the Exchange Act) of issued and outstanding shares of stock of the Company, the result of which acquisition is that such person or such group possesses in excess of 50% of the combined voting power of all then-issued and outstanding capital stock of the Company, or (B) the power to elect, appoint, or cause the election or appointment of at least a majority of the members of the Board (or such other governing body in the event the Company or any successor entity is not a corporation); (ii) a merger or consolidation of the Company with a person or a direct or indirect subsidiary of such person, provided that the result of such merger or consolidation, whether in one or a series of related transactions, is that the holders of the outstanding voting stock of the Company immediately prior to the consummation of such transaction do not possess, whether directly or indirectly, immediately after the consummation of such merger or consolidation, in excess of 50% of the combined voting power of all then-issued and outstanding capital stock of the merged or consolidated person, its direct or indirect parent, or the surviving person of such merger or consolidation; or (iii) a sale or disposition, whether in one or a series of transactions, of all or substantially all of the Company’s assets.

Notwithstanding any other provision contained herein, if the Board (or its delegate) determines in its discretion that severance payments due under this Section 6.2 are “nonqualified deferred compensation” subject to Section 409A of the Code and that the Executive is a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code and the regulations and other guidance issued thereunder, then such severance payments shall be paid on the first payroll date of the seventh month following the month in which the Executive’s termination occurs.  For purposes of this Agreement, whether the Executive is a “specified employee” will be determined in accordance with written procedures adopted by the Board.

7.

Administration/Other Agreements.

(a)

Notwithstanding anything contained in this Agreement to the contrary, the Executive acknowledges and agrees that the Board, in its sole and absolute discretion, shall administer this Agreement in a manner that complies with (a) that certain Amendment No. 2 and Waiver to Securities Purchase Agreement relating to Interactive Network, Inc., dated as of October 8, 2009 by and among Interactive Network, Inc., the Senior Guarantors and Subordinated Guarantors defined therein and party thereto, the Required Holder defined therein and party thereto and U.S. Bank National Association as administrative agent and collateral agent; and (b) that certain Third Amendment and Limited Waiver to Securities Purchase Agreements, dated as of October 8, 2009, entered into by and among FriendFinder Networks Inc., the Guarantors defined therein and party thereto and U.S. Bank National Association as administrative agent and collateral agent ((a) and (b) together, the “Waivers”); and (c) Section 409A of the Code.

(b)

Accordingly, with respect to Cash Compensation (as defined in Section 7(f) below) earned following the commencement of the Term and during the remainder of the calendar year in which such commencement occurs (the “Commencement Year”), unless all obligations under the Waivers have been satisfied in full by December 31 of the year immediately preceding the Commencement Year, except as specifically provided herein, in no event shall the Executive be entitled to aggregate Cash Compensation under this Agreement, for the Commencement Year, in excess of $750,000 (any Cash Compensation in excess of $750,000 for such year, “Commencement Year Excess Amounts”).

(c)

With respect to Cash Compensation earned during each calendar year following the Commencement Year, unless all obligations under the Waivers have been satisfied in full by December 31 of the year immediately preceding the relevant calendar year, except as specifically provided herein, in no event shall the Executive be entitled to aggregate Cash Compensation under this Agreement for the applicable calendar year, in excess of $750,000 (any Cash Compensation in excess of $750,000 for any such calendar year, together with the Commencement Year Excess Amounts, if any, the “Excess Amounts”).  Any Excess Amounts shall be accrued but shall not be paid until the Payment Date set forth in Section 7(d) hereof.

(d)

 The Executive shall be paid the Excess Amounts, if at all, on December 1, 2013 (the “Payment Date”) (or such later date as the Board elects pursuant to Final Treasury Regulation 1.409A-2(b); provided, that, the Board may only make such re-deferral election if all of the obligations under the Waivers have not been satisfied in full by the latest date the Board could make such election without violating Final Treasury Regulation 1.409A-2(b)); provided, that all obligations under the Waivers have been satisfied in full as of such date.  In order to comply with Final Treasury Regulation 1.409A-2(b): (i) any re-deferral election may not take effect until at least 12 months after the date the election is made; (ii) the payment must be re-deferred for a period of at least five (5) years from the date such payment would otherwise have been paid; and (iii) the election must be made at least 12 months before the date the payment is scheduled to be paid. To the extent such Waivers have not been satisfied in full as of the Payment Date and such date has not been deferred further pursuant to and in accordance with Final Treasury Regulation 1.409A-2(b), then the Executive shall forfeit all Excess Amounts.  For the avoidance of doubt, the payment of the Excess Amounts are not conditioned upon the Executive’s continued employment with the Company.  The Executive shall not be entitled to interest or deemed earnings on any Excess Amounts.  The obligations of the Company to make payments of Excess Amounts shall be contractual only and all such payments shall be made from the general assets of the Company.  The Executive shall rely solely on the unsecured promise of the Company.  The Executive’s right to receive the Excess Amounts shall not be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind.

(e)

To the extent that all obligations under the Waivers have been satisfied in full by December 31 of any calendar year, with respect to Cash Compensation earned in subsequent years, the limitations on the Executive’s receipt of Excess Amounts contemplated by Sections 7(b) and 7(c) herein shall no longer apply; provided, that, any Excess Amounts previously accrued but not yet paid shall be paid at the time contemplated by Section 7(d).

(f)

For purposes of this Section 7, “Cash Compensation” to which the Executive is entitled under this Agreement includes the following:  (i) Base Salary, (ii) Bonus and (iii) severance, including, without limitation, the value of any Company-paid COBRA continuation coverage.

(g)

All determinations with respect to this Section 7 shall be made by the Board and shall be final and binding on all parties.

8.

Section 280G.   Notwithstanding any other provisions of this Agreement to the contrary, in the event that the Company determines in good faith that any payment or benefit received or to be received by the Executive pursuant to this Agreement, or otherwise (all such payments and benefits, including, without limitation, salary and bonus payments, being hereinafter called the “Total Payments”) would be subject to the excise tax imposed by Section 4999 of the Code, by reason of being considered “contingent on a change in ownership or control” of the Company within the meaning of Section 280G of the Code, then such Total Payments shall be reduced to the extent necessary so that the Total Payments will be less than three times Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code).  The reduction of the Total Payments shall apply as follows, unless otherwise agreed and such agreement is in compliance with Section 409A of the Code: (i) first, any cash severance payments due under the Agreement shall be reduced, with the last such payment due first forfeited and reduced, and sequentially thereafter working from the next last payment, and (ii) second, any acceleration of vesting of any equity shall be deferred with the tranche that would vest last (without any such acceleration) first deferred.

9.

Miscellaneous.

9.1

Notices.  All notices under this Agreement shall be in writing and shall be deemed to have been duly given if personally delivery against receipt or if mailed by first class registered or certified mail, return receipt requested, addressed to Company and to the Executive at their respective addresses set forth in the first paragraph of this Agreement, or to such other person or address as may be designated by like notice hereunder.  Any such notice shall be deemed to be given on the day delivered, if personally delivered, or on the third day after the mailing if mailed.

9.2

Parties in Interest.  No party shall assign this Agreement without the prior written consent of the other party.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successor and permitted assigns, but no other person shall acquire or have any rights under or by virtue of this Agreement.

9.3

Further Assurances.  From and after the date of this Agreement, each of the parties hereto shall from time to time, at the request of the other party and without further consideration, do, execute and deliver, or cause to be done, executed and delivered, all such further acts, things and instruments as may be reasonably requested or required more effectively to evidence and give effect to the transactions provided for in this Agreement.

9.4

Governing Law.  This Agreement shall be governed by and construed in accordance with the laws and decisions of the State of Florida applicable to contracts made and to be performed therein without giving effect to the principles of conflict of laws.

9.5

Counterparts; Facsimile Signatures.  This Agreement may be executed in counterparts and by facsimile, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.  Facsimile signatures shall be considered originals for all purposes.

9.6

Severability.  The provisions of this Agreement are severable, and if any one or more provisions are determined to be judicially unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

9.7

Entire Agreement; Modification; Waiver.  Except as otherwise specifically contemplated herein, this Agreement contains the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior negotiations and oral understandings, if any.  Neither this Agreement nor any of its provisions may be modified, amended, waived, discharged or terminated, in whole or in part, except in writing signed by the party to be charged.  No waiver of any such provision or any breach of or default under this Agreement shall be deemed or shall constitute a waiver of any other provision, breach or default.

10.

Section 409A Compliance.  It is intended that all benefits and compensation payable pursuant to this Agreement are exempt from or, alternatively, comply with Code Sectionc409A (and any legally binding guidance promulgated under Code Section 409A, including, without limitation, the Final Treasury Regulations), and this Agreement will be interpreted, administered and operated accordingly.  In the event that any provision of this Agreement is inconsistent with Code Section 409A or such guidance, then the applicable provisions of Code Section 409A shall supersede such inconsistent provision.  In accordance with the foregoing, the Executive shall not have a legally binding right to any distribution made to Executive in error.  Notwithstanding the foregoing, in no event will any of the Company, its parent, its or their respective subsidiaries, affiliates, or officers, directors, employees, or agents have any liability for failure of this Agreement to be exempt from or comply with Code Section 409A and none of the foregoing guarantees that the Agreement is exempt from or complies with Code Section 409A.  For all purposes under Code Section 409A, the Executive’s right to receive any payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.  A “termination of employment” under this Agreement shall mean a “separation from service” under Code Section 409A and Final Treasury Regulation 1.409A-1(h) and the default presumptions thereof.

[ signature page follows ]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

FRIENDFINDER NETWORKS INC.

By:

Name:

Title:

EXECUTIVE:

MARC H. BELL

[Signature Page to Marc H. Bell Employment Agreement]